White Mountain Not Affected by Recent Heavy Rainfall in the Atacama Region of Chile

SANTIAGO, Chile, March 27, 2015 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) reports that the recent heavy rainfall in the Atacama Region of northern Chile has not affected any aspects of the Company’s Cerro Blanco project. All in country Company personnel have been accounted for.

About White Mountain Titanium Corporation

The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to obtain final approval of the EIS, advance the Cerro Blanco project towards a bankable engineering study, and secure funding or other arrangements to place the project into production, if ultimately warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

Forward-Looking Statements

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Cautionary Note to Investors Regarding Mineral Disclosures

We commissioned the updated technical report in accordance with the Canadian Securities Administrator's National Instrument 43-101 "Standards of Disclosure for Mineral Projects," commonly known as NI 43-101. The Canadian standards are different from the standards generally permitted in reports filed with the U.S. Securities and Exchange Commission (the "SEC"). In accordance with NI 43-101, we report measured, indicated and inferred resources, measurements which are recognized terms under NI 43-101 but are not recognized by the SEC and are generally not permitted in filings made with the SEC. The term "resource" does not equate to the term "reserve." Under U.S. standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted. Investors are cautioned not to assume that any part of measured or indicated resources will ever be converted into economically mineable reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured resources," "indicated resources," "inferred resources," or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves" by U.S. standards in documents filed with the SEC. We are furnishing the disclosure in our 43-101 report to provide a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101. U.S. investors are urged to consider closely the disclosure in our annual report filed with the SEC on Form 10-K for the year ended December 31, 2013 (SEC File No. 333-129347) and in subsequent filings with the SEC. You can review and obtain copies of our filings from the SEC's website at http://www.sec.gov/edgar.shtml or at no cost from us.

Contact:

White Mountain Titanium Corporation
Howard Crosby , Senior V-P Investor Relations	Wei Lu, Director
(509) 526 - 3491	(617) 671 – 0673
SOURCE White Mountain Titanium Corporation